UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 29, 2014
(Date of Earliest Event Reported)

LINCOLN EDUCATIONAL SERVICES CORPORATION

(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey 07052
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 29, 2014, Lincoln Educational Services Corporation (the “Company”), as borrower, and certain of its wholly-owned subsidiaries, as guarantors, entered into a third amendment (the “Third Amendment”) of the Company’s secured revolving credit agreement, dated April 5, 2012, among the Company, certain of its wholly-owned subsidiaries and a syndicate of four lenders led by Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, as previously amended on each of June 18, 2013 and December 20, 2013 (collectively, the “Credit Facility”).

The Third Amendment reduces the aggregate principal amount available under the Credit Facility from $40 million to $20 million, effective January 15, 2015, and until then new borrowing under the Credit Facility is required to be cash collateralized. The Third Amendment also reduces the letter of credit sublimit from $25 million to $20 million, effective January 15, 2015. In addition, the Third Amendment provides that a future condition to extensions of credit after January 15, 2015 (excluding letter of credit extensions so long as the Revolving Credit Loans (as defined under the Credit Facility) are $0) is that, after giving effect to the requested credit extension, the aggregate amount of cash and cash equivalents of the Company not exceed $10 million. The Third Amendment further carves out from unpermitted indebtedness, indebtedness in a principal amount of not less than $30 million secured by any combination of the following real properties of the Company (i) 2915 Alouette Drive, Grand Prairie, Texas, (ii) 2400 and 2410 Metrocentre Boulevard, West Palm Beach, Florida, (iii) 1126 53rd Court North, West Palm Beach, Florida and (iv) 1524 Gallatin Road, Nashville, Tennessee; provided that, upon the incurrence of any such indebtedness, unless otherwise agreed in writing by the lenders, the Aggregate Revolving Commitments (as defined under the Credit Facility) shall automatically and permanently be reduced by an amount equal to the net cash proceeds from the incurrence of such indebtedness and, provided further, that, if as a result of any such reduction the letter of credit obligations would exceed the Aggregate Revolving Commitments, the Company would immediately cash collateralize the letter of credit obligations in an amount necessary to eliminate the excess. The Third Amendment contains further revisions to the Credit Facility intended to facilitate the release of liens and corresponding obligations related to the specified real properties to allow the Company to otherwise seek to monetize such real properties. The Company is pursuing various financing transactions in an effort to gain greater leverage from the specified and other real properties.

Amounts borrowed under the Credit Facility continue, unamended, to bear interest, at the Company’s option, at either (i) an interest rate based on LIBOR and adjusted for any reserve percentage obligations under Federal Reserve Bank regulations (the “Eurodollar Rate”) for specified interest periods or (ii) the Base Rate, in each case, plus an applicable margin rate as determined under the Credit Agreement. The “Base Rate”, as defined under the Credit Facility, is the highest of (a) the rate of interest announced from time to time by Bank of America, N.A. as its prime rate, (b) the Federal Funds rate plus 0.50% and (c) a daily rate equal to the one-month LIBOR rate plus 1.0%. Pursuant to the Third Amendment, the margin interest rate is subject to adjustment within a range of 2.50% to 6.00% based upon changes in the Company’s consolidated leverage ratio and depending on whether the Company has elected the Eurodollar Rate or the Base Rate option.

On December 30, 2014, the Company drew $30 million on its Credit Facility.

In connection with the Third Amendment, the Company has paid fees to the lenders that the Company believes are customary for credit facility amendments of this type.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Third Amendment to Credit Agreement dated as of December 29, 2014 among Lincoln Educational Services Corporation, the Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2015

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Kenneth M. Swisstack
Name: Kenneth M. Swisstack Title: General Counsel